PROSPECTUS SUPPLEMENT NO. 1                     Filed Pursuant to Rule 424(b)(3)
To Prospectus Dated May 7, 2004                      Registration No. 333-115061

                     PERMA-FIX ENVIRONMENTAL SERVICES, INC.

         This Prospectus Supplement No. 1 supplements the information contained in that certain prospectus, dated May 7, 2004, of Perma-Fix Environmental Services, Inc. (the "Company"), relating to the offer and sale from time to time of up to 6,391,651 shares of the Company's common stock by the individuals and entities named on page 13 in the prospectus under the section entitled "SELLING STOCKHOLDERS." This Prospectus Supplement No. 1 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated May 7, 2004, including any other amendments or supplements thereto.

         As originally provided on page 13 of the Prospectus, Geduld Capital Partners, LP ("GCP") is listed in the Selling Stockholders table as beneficially owning a total of 101,250 shares of common stock, comprised of 75,000 shares held directly and 26,250 shares issuable upon the exercise of a warrant. In August 2005, the Company was notified that in connection with the reorganization of GCP, GCP transferred the 75,000 shares and the warrant for the purchase of up to 26,250 shares of common stock to Geduld Capital Management, LLC ("GCM"). GCM has advised the Company that GCM is the successor of GCP, and the ownership of GCM is substantially the same as the ownership of GCP.

         As originally provided on page 13 of the Prospectus, Baystar Capital II, L.P. ("Baystar") is listed in the Selling Stockholders table as beneficially owning a total of 243,000 shares of common stock, comprised of 180,000 shares held directly and 63,000 shares issuable upon the exercise of a warrant. Effective October 14, 2005, Baystar assigned a portion of their warrant for the purchase of up to 41,625 shares of common stock to SDS Capital Group SPC Ltd ("SDS"). Baystar will retain the remainder of the warrant to purchase up to 21,375 shares of common stock.

         As a result of the above, the Selling Stockholders table beginning on page 13 is amended by, (i) the deletion of GCP from the Selling Stockholders table, (ii) the insertion of GCM in place of GCP as a Selling Stockholder, (iii) reduction of the shares listed as beneficially owned by Baystar, and (iv) insertion of SDS as a Selling Stockholder.

                                      SHARES OWNED                            SHARES OWNED
                                     BEFORE OFFERING      SHARES BEING       AFTER OFFERING
                                 ----------------------      OFFERED     ---------------------
SELLING STOCKHOLDER               NUMBER       PERCENT       NUMBER       NUMBER     PERCENT
------------------------------   --------     ---------   ------------   --------   ---------
Baystar Capital II L.P.            21,675(3)      *             21,675      -           -
Geduld Capital Management, LLC    101,250(7)      *            101,250      -           -
SDS Capital Group SPC Ltd          41,625(19)     *             41,625      -           -

(3) Includes 21,675 shares issuable upon the exercise of warrants that were issued in connection with the private placement discussed under "Recent Developments - Private Placement." Lawrence Goldfarb, as managing member of Baystar Capital Management, LLC, the general partner of Baystar Capital II, L.P., has voting and investment power over these shares and disclaims beneficial ownership of these shares.

(7) Includes 75,000 shares owned directly and 26,250 shares issuable upon the exercise of warrants that were issued in connection with the private placement discussed under "Recent Developments - Private Placement." Steven Geduld, in his capacity as president of Geduld Capital Partners, LP, has voting and investment power over these shares. Geduld Capital Management, LLC is the successor of Geduld Capital Partners, LP.

(19) Includes 41,325 shares issuable upon the exercise of warrants that were issued in connection with the private placement discussed under "Recent Developments - Private Placement." Steve Derby, the managing member of SDS Management, LLC, the investment manager of SDS Capital Group SPC, Ltd, has voting and investment power over these shares and disclaims beneficial ownership of these shares.

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 All information in this Prospectus Supplement No. 1 is as of October 27, 2005.

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           The date of this prospectus supplement is October 27, 2005.